Exhibit 99.1

TOREADOR ANNOUNCES UPDATE ON ITS PROPOSED SALE OF ITS BLACK SEA ASSET TO PETROL OFISI

DALLAS, TEXAS – (January 12, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) (the “Company”) and Petrol Ofisi jointly announced that, following discussions on Friday, January 9th, 2009 with regard to the previously announced proposed sale of Toreador’s Black Sea asset to Petrol Ofisi, both parties agreed to a deadline for further discussions of Monday, January 19th, 2009. There can be no assurance that any agreement will be reached on completing the sale.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to whether the transaction to sell a 26.75% interest in the South Akcakoca Sub-basin is completed on the terms contemplated, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Arnie McFalls, Controller

Toreador Resources

214-559-3933 or 800-966-2141

amcfalls@toreador.net